Exhibit 10.1

Execution Version

Fathom Digital Manufacturing Corporation

October 23, 2023

Carey Chen

Re: Offer Letter

Dear Carey:

On behalf of Fathom Digital Manufacturing Corporation, a Delaware corporation (together with its successors, the “Company”), I am pleased to confirm our offer to you for full-time employment in the position of Chief Executive Officer of the Company, reporting to the Company’s Board of Directors. In this position, you will be an executive officer of the Company. Your employment under this letter agreement (this “Agreement”) will be effective on October 23, 2023 (the “Effective Date”), subject to the terms and conditions of this Agreement. Notwithstanding the full-time nature of your employment, the Board has approved your continued participation in the following outside activities, provided that such activities do not, individually or in the aggregate, conflict or materially interfere with your duties for the Company: (i) Chairman of the board of directors of Roberts Hawaii, Inc., (ii) independent board advisor to Seasons Best Landscaping, and (iii) independent board advisor to KarYard LLC.

In connection with your employment with the Company, you will be entitled to the following compensation and benefits package, as approved by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”):

Compensation and Benefits

Base Salary: As of the Effective Date, you will be paid a base salary at an annual rate of $500,000 (less applicable tax withholdings), as adjusted by the Board or the Committee from time-to-time, and payable in accordance with the Company’s standard payroll practices.

Annual Bonuses: Beginning for fiscal year 2024, you will be eligible to receive an annual bonus (less applicable tax withholdings) (each, an “Annual Bonus”) under the annual bonus plan adopted by the Board or the Committee in its discretion, subject to your continued service as an employee through the date Annual Bonuses are paid. The target amount of your Annual Bonus will be 100% of your annual base salary received during the applicable performance period.

Sign On Bonus: You will be eligible to receive a sign-on bonus of $100,000 (less applicable tax withholdings) (the “Sign On Bonus”), to be paid in four equal quarterly installments ($25,000 per installment) on each of (i) the date that is three (3) months following the Effective Date, (ii) the date that is six (6) months following the Effective Date, (iii) the date that is nine (9) months following the Effective Date and (iv) the date that is twelve (12) months following the Effective Date, in each case subject to your continued employment through the payment date. The Sign On Bonus will be subject to all applicable taxes and withholding and will be paid in accordance with the payment practices of the Company then in effect. In the event that your employment with the Company is terminated for any reason other than by the Company without “cause” (as defined in the Severance Plan referenced below) on or before the first (1st) anniversary of the Effective Date, you will immediately repay to the Company the gross amount of any Sign On Bonus installment paid to you prior to such termination of employment.

Long-Term Incentive Awards: You will be eligible to participate in the Fathom Digital Manufacturing Corporation 2021 Omnibus Incentive Plan (“Omnibus Plan”), as may be amended from time to time, as determined by the Board or the Committee in its discretion. The target amount of your annual long-term incentive award for calendar year 2024 will be 200% of your annual base salary, with the form of equity award and any vesting conditions to be determined by the Board or the Committee in its discretion.

Sign On Long-Term Incentive Award: Pursuant to the inducement grant exception to shareholder approval of equity plans set forth in NYSE Listing Rule 303A.08, and as an inducement material to you entering employment with the Company, on the Effective Date, you will receive the equity awards described below (the “Inducement Awards”). Each such award will be subject to the terms and conditions of the applicable equity award agreement:

(i) time-vesting restricted stock units of Company common stock (“RSUs”) with a value at grant equal to $500,000, which will vest, subject to your continued employment with the Company, on the third (3rd) anniversary of the grant date; and

(ii) performance-vesting RSUs with a value equal to $500,000, which will vest in tranches subject to (a) the Company attaining certain stock price growth hurdles during overlapping two (2)- through five (5)-year performance periods and (b) your continued service through the later of (x) the fourth (4th) anniversary of the award’s grant date and (y) the date on which a particular stock price growth hurdle is attained.

The number of time-vesting RSUs subject to the time-vesting Inducement Award above will be determined by dividing the grant value set forth above by the closing price of a share of the Company’s common stock on the last trading date immediately preceding the grant date of such time-vesting Inducement Award. The number of performance-vesting RSUs subject to the performance-vesting Inducement Award above will be determined by dividing the grant value set forth above by the applicable stock price growth hurdle (as set forth in the applicable equity award agreement).

Executive Severance Plan: You will be eligible for severance and change in control benefits under the Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan (the “Severance Plan”) as a “Tier 1 Executive” if your employment is terminated by the Company without “cause” or if you resign from your employment with “good reason” (in each case, as defined in the Severance Plan), subject to the terms and conditions thereof, including the tax withholding provisions and the requirements to execute and deliver an effective general release of claims against the Company, its affiliates and related parties and comply with certain non-solicitation, non-disclosure and non-competition covenants. For additional information, please consult the Severance Plan document.

Other Benefits: You will be eligible to participate in all other benefit plans generally offered to other senior executives of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions) which includes paid time off and paid company holidays. From the Effective Date until the expiration of the waiting period applicable to you under the Company’s group health plans, the Company will reimburse you for the cost of any premiums incurred by you for continued health coverage under COBRA for you and your qualified dependents under your prior employer’s group health plans.

Relocation: The Company will reimburse up to a maximum total amount of $100,000 in expenses incurred by you in connection with your relocation to the Hartland, Wisconsin area, including the sale of a home, closing costs, moving of household goods and temporary housing, in each case upon the submission of appropriate receipts. Any expenses to be reimbursed by the Company must be incurred prior to October 31, 2024 and presented to the Company for reimbursement within thirty (30) days of the date incurred. The Company will pay all such reimbursable expenses incurred in 2023 in January 2024, and will reimburse you for all such reimbursable expenses incurred in 2024 within thirty (30) days of such submission of appropriate receipts (but in no event later than December 31, 2024).

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Other Terms of Employment

Stock Ownership Guidelines: As the Chief Executive Officer of the Company, you will be required to hold three (3) times your annual base salary in Company shares in accordance with the Company’s Stock Ownership Guidelines. Please consult the actual Stock Ownership Guidelines for additional information, including the type of equity counted towards meeting the Stock Ownership Guidelines.

Company Policies: You and the compensation and benefits offered hereunder or in connection with your employment will be subject to Company policies, including with respect to insider trading and compensation recovery and/or recoupment, that are currently in place or that may be adopted by the Company to comply with applicable law or to comport with good corporate governance practices, as such policies may be amended from time to time.

At-Will Employment; Officer/Board/Committee Resignations: Your employment is at-will, meaning that you or the Company can terminate your employment without cause or reason at any time. Upon the termination of your employment for any reason, you will be deemed to have resigned, without any further action by you, from any and all positions (including, but not limited to, any officer and/or director positions or positions as a fiduciary of any of the Company’s employee benefit plans) that you, immediately prior to such termination, (i) held with the Company or any of its subsidiaries and (ii) held with any other entities at the direction of or as a result of your affiliation with the Company. If, for any reason, this paragraph is deemed to be insufficient to effectuate such resignations, then you will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Outside Business Activities: During your employment, you will devote your best efforts and full business time and attention to the Company, and you will not engage in any other business activity or have any other business pursuits or interests, unless such activity, pursuit or interest is approved by the Board in writing.

Restrictive Covenant Agreement: As a condition of your employment, you will be required to review and sign the Fathom Digital Manufacturing Corporation Executive Restrictive Covenant Agreement, attached hereto as Appendix A, that includes confidentiality, work product assignment and post-employment non-competition and non-solicitation provisions that will protect the Company’s ongoing interests.

Employment Eligibility: In compliance with the Immigration Control and Reform Act, this offer of employment is contingent upon your showing proof, within three (3) days of commencing work, of eligibility and right to work in the United States. Proof is comprised of original documents that establish your identity and your eligibility to work in this country. This employment offer is also contingent upon your execution and return of all employment-related documents, including Exhibit 1 to Appendix A attached hereto, as well as satisfactory reference and background checks.

This letter supersedes any prior oral or written agreements or understandings with the Company related to your employment and cannot be changed except in a writing signed by an authorized executive of the Company.

Please indicate your acceptance of this offer (including Appendix A) by signing in the space provided below and returning one copy of this letter to me at your earliest convenience. Should you have any questions, please feel free to call me.

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Sincerely,

/s/ TJ Chung
Name:	TJ Chung
Title:	Chairman of the Board of Directors
Fathom Digital Manufacturing Corporation

Accepted and agreed:

/s/ Carey Chen
Carey Chen

Date:	10/23/2023

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Appendix A

Fathom Digital Manufacturing Corporation Executive Restrictive Covenant Agreement

DEFINITIONS

As used in this Appendix A, the following terms shall have the following meanings:

“Business” means (i) the businesses of (A) prototyping and low-volume services for in-house additive manufacturing technologies, (B) precision sheet metal and finishing services ranging from prototype through mid-volume production, including internal sheet metal cutting and forming solutions, (C) chemical etching for aerospace and defense, electronics, medical, automotive and other industries and (D) three-dimensional (“3D”) printing and processing and computer numerical control (“CNC”) machining, injection. molding and industrial design capabilities, or (ii) any other business of the Company Group as conducted or contemplated to be conducted as of the date of termination of your employment and/or during the Non-Compete Period, and in respect of which you have been materially involved or about which you have acquired Confidential Information during the course of your employment.

“Client or Potential Client” means each and every person and/or entity who or which, at any time during the two (2) years prior to the termination of your employment, (i) contracted for, was billed for, or received from the Company Group any product or service with which you worked directly or indirectly during your employment with the Company Group or about which you acquired Confidential Information during your employment with the Company Group; or (ii) was in contact with you or in contact with any other employee or agent of the Company Group concerning any product or service with which you worked directly or indirectly during your employment with the Company Group or about which you acquired Confidential Information during your employment with the Company Group; or (iii) was solicited by the Company Group or the Company Group expended substantial efforts on developing plans to solicit, in each case in an effort in which you were involved or of which you were aware while you were employed by the Company Group.

“Company Group” means Fathom Digital Manufacturing Corporation and its direct and indirect subsidiaries.

“Confidential Information” means any confidential or privileged information with respect to the Company Group. For purposes of this Appendix A, “Confidential Information” includes, but is not limited to, (a) any information, in any form whatsoever (including written, electronic, and oral information), relating to the Company Group, its business, employees, clients, vendors, or anyone else, that is not generally known outside of the Company Group, including, without limitation, information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service; secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any member of the Company Group; lists or details of Clients or Potential Clients or suppliers or the arrangements made with any Clients or Potential Clients or supplier; and any information in respect of which the Company and/or any member of the Company Group owes an obligation of confidentiality to any third party; and (b) any such information relating to any other person or entity that has been provided to the Company Group pursuant to an agreement that requires the Company Group to maintain the confidentiality of the information.

“Controlled Affiliates” means any other Person of which you directly or indirectly own more than fifty percent (50%) of the voting equity interest or of which you are entitled, directly or indirectly, by contract or otherwise, to appoint a majority of the board of directors, board of managers, or comparable body of such Person.

“Geographic Area” means North America and any other jurisdiction in which the Company Group engages in the Business at or during the relevant time.

“Non-Compete Period” means the period of your employment and the eighteen (18)-month period following the termination of your employment for any reason.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity or any governmental authority.

“Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to actual or anticipated business, operations, research and development of existing or future products or services of the Company Group and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your period of employment together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit 1 hereto. You hereby represent and warrant that the patents and other assets owned by you set forth on Exhibit 1 are not related in any way to the Company Group, except as stated therein.

CONFIDENTIALITY

In your position, you will have access to and be dealing with Confidential Information. In exchange for being provided access to such Confidential Information, you covenant and agree that, at all times during and after your employment with the Company Group, you will not, without prior written authorization from the Board or its designee, directly or indirectly disclose to any person, firm, association or corporation or use for your own benefit or gain any Confidential Information, provided that your disclosure of Confidential Information in the course of properly fulfilling your duties to the Company Group shall not be considered to be a breach of this covenant and provided further that this covenant is subject to any disclosure required by law or regulatory agency (provided that you provide the Company with advance written notice of such requirement, to the extent permitted by law, and reasonably cooperate with the Company should it seek to limit such disclosure). For the avoidance of doubt, this Appendix A does not prohibit or restrict you (or your attorney) from responding to any inquiry about this Appendix A or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand and acknowledge that you do not need the prior authorization of the Company Group to make any such reports or disclosures and that you are not required to notify the Company Group that you have made such reports or disclosures.

Breach of confidentiality is a serious matter and could result in termination for cause. Upon cessation of employment for any reason, you agree to return all property of the Company Group, both in electronic and paper form and including all client records, product information, business plans etc., and you agree not to retain any copies of such property.

RETURN OF PROPERTY

At any time during your period of employment or following its termination (for whatever reason), as requested by the Company and/or any member of the Company Group, you agree to:

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return to the Company or any member of the Company Group or, if instructed by the Company and/or any member of the Company Group, irretrievably destroy or delete any of the following in your possession, custody and/or directly or indirectly under your control:

○

any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information whether stored on any magnetic or optical disk or memory card/stick or otherwise (including, without limitation, Confidential Information) and/or any copies or extracts of the same relating to the Business; and

○	any other property of the Company and/or any member of the Company Group;

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inform the Company of all passwords, passcodes, pin numbers and any other similar information used by you in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any member of the Company Group; and

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disclose to the Company details of all prospective customers engaged in negotiations with the Company or any member of the Company Group in the twelve (12) months prior to the termination of your employment with whom you were personally involved with a view to obtaining goods or services from the Company or any member of the Company Group or in relation to whom you have acquired Confidential Information.

NON-COMPETITION

The Company Group is in a highly competitive business and invests substantial time, money, and effort to, among other things, provide employees with specialized skills and to develop goodwill and relationships with clients and potential clients. Accordingly, you covenant and agree that, during the Non-Compete Period, you shall not, and shall cause your Controlled Affiliates not to, without the Company’s express written consent, directly or indirectly, anywhere in the Geographic Area, either for yourself or through any other Person, have an ownership interest in, manage, participate, operate, control, permit your name to be used by, perform services for or otherwise become involved in (whether as an officer, director, manager, employee, investor, partner, proprietor, stockholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise), any Person engaging in the Business. Notwithstanding the foregoing, nothing in this Section 7(a) shall prohibit (i) you or any of your Controlled Affiliates from having a passive ownership interest of not more than one percent (1.0%) of any publicly traded entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended, so long as neither you nor any of your Controlled Affiliates participates in any way in the management, operation or control of such public traded entity; or (ii) you from engaging in any activities or performing any services in connection with your employment with the Company Group. If you should violate this non-competition restriction, the Non-Compete Period will not expire during any period in which you are in violation and shall automatically be extended by the length of such period of violation.

NON-SOLICITATION

During the Non-Compete Period, shall not, and shall cause your Controlled Affiliates not to, without the Company’s express written consent, directly or indirectly, anywhere in the Geographic Area, either for yourself or through any other Person:

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Directly or indirectly, with the purpose or effect of competing or interfering with any part of the Business, attempt to solicit, call upon, or accept the business of any Client or Potential Client; or

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Directly or indirectly employ, solicit for employment or otherwise engage or endeavor to entice away from the Company Group any person who is employed by Company Group as of the date of your termination or call upon or encourage any employee, consultant or independent contractor of the Company Group to cease being employed or engaged by the applicable member of the Company Group.

If you should violate this non-solicitation restriction, the Non-Compete Period will not expire during any period in which you are in violation and shall automatically be extended by the length of such period of violation.

INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT

You hereby assign, transfer and convey to the Company Group all of your right, title, and interest to and in all Work Product. You agree that all Work Product belongs in all instances to the Company Group. You will promptly disclose such Work Product to the Company Group and perform all actions reasonably requested by the Company Group (whether during or after your period of employment) to establish and confirm the Company Group’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company Group (whether during or after your period of employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. You recognize and agree that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

NON-DISPARAGEMENT

You hereby agree that you shall not, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places any member of the Company Group or any of their respective officers, shareholders, members, advisors, partners or directors, in a false or negative light; provided that nothing herein is intended to or should be construed to prevent you from fully and truthfully responding to a subpoena or other legal process or request by a governmental or regulatory body, testifying fully and truthfully in any action, proceeding or regulatory matter, or otherwise reporting in good faith possible violations of law or regulations to any governmental agency or governmental entity or making disclosures that are protected under whistleblower or other provisions of the law.

MISCELLANEOUS

You represent that you have read and understand this Appendix A and it does not prevent you from earning a living or pursuing your career. You agree that the restrictions contained in this Appendix A are reasonable, proper and necessitated by the Company Group’s legitimate business interests. You are entering into this Appendix A freely and with knowledge of its content and with the intent to be bound by this Appendix A and the restrictions contained in it.

You agree that any breach of the covenants contained herein will cause irreparable harm to the Company Group and that damages arising from a breach may be difficult to determine. You therefore agree and acknowledge that, in addition to all other remedies provided at law or in equity, the Company Group will be entitled to specific performance and temporary and permanent injunctive relief, from any court of competent jurisdiction, restraining any breaches by you or others acting in concert with you, without the necessity of the Company Group proving actual damages or posting a bond. If the Company Group prevails in any action hereunder, in whole or in part, you will also be liable for the Company Group’s attorneys’ fees and costs in connection with such action and any related proceedings.

If any of the restrictions which are expressed in this Appendix A to apply during a particular period shall be held to be void, but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

All claims arising hereunder, or relating hereto, shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules. You and the Company agree to submit to the personal jurisdiction of the state and federal courts sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Appendix A and further agreement that all claims in respect of the action or proceeding may be heard and determined only in such courts.

This Appendix A and all schedules and exhibits hereto, together with the offer letter of which this Appendix A forms a part, embody the entire agreement of the parties hereto respecting the matters within its scope and supersedes all other prior agreements (including, without limitation, any offer letters, term sheets and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof. This Appendix A may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

If any provision of this Appendix A or any schedule hereto is found to be void or unenforceable, in whole or in part, the void or unenforceable provision shall be severed. If a provision of this Appendix A or any schedule hereto is found to be too broad, then that provision shall be limited and enforced in its limited form to the maximum extent possible under applicable law.

The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Appendix A by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed. No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Appendix A or otherwise.

EXHIBIT 1

EXCLUDED FROM WORK PRODUCT